CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Rapid Micro Biosystems, Inc. of our report dated February 28, 2025 relating to the financial statements, which appears in Rapid Micro Biosystems, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2024.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 28, 2025